Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED GABRIEL LICENSE AGREEMENT

BY AND BETWEEN

VIRNETX HOLDING CORPORATION

AND

PUBLIC INTELLIGENCE TECHNOLOGY ASSOCIATES

October 18, 2017

This AMENDED AND RESTATED GABRIEL LICENSE AGREEMENT (this “Agreement”) dated as of October 18, 2017 (“Effective Date”), is by and between VirnetX Holding Corporation, a Delaware corporation with an address at 308 Dorla Ct., Zephyr Cove, NV 89448, U.S.A. (the “Company”), and Public Intelligence Technology Associates, kk (Japanese Corporation) with an address at 27F Yomiuri Tokyo Head Office Building, 1-7-1 Otemachi, Chiyoda-ku, Tokyo, 100-8055, Japan (“Representative”).

WHEREAS, the Company and Representative previously entered into that certain Share Purchase Agreement dated as of May 31, 2017 (the “Share Purchase Agreement”) and that certain Gabriel License Agreement dated as of May 31, 2017 (the “Original Gabriel License Agreement”).

WHEREAS, the Original Gabriel License Agreement provided for the marketing and promotion of the Company Products by Representative in Japan, and stated that it shall terminate upon the termination of the Share Purchase Agreement.

WHEREAS, the Company and Representative are terminating the Share Purchase Agreement but do not wish to terminate the parties’ rights and obligations as described in the Original Gabriel License Agreement, and accordingly wish to amend and restate the Original Gabriel License Agreement in its entirety as set forth herein.

WHEREAS, simultaneously with this Agreement, the Company and Representative are entering into that certain Amended and Restated Revenue Sharing Agreement (the “Revenue Sharing Agreement”) pursuant to which the Company will share with Representative a certain portion of its Japanese revenues.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants contained in this Agreement and the Revenue Sharing Agreement, the parties hereto agree as follows:

1.             Certain Definitions.  Capitalized terms that are used in this Agreement but not defined herein shall have the meanings ascribed to such terms in Revenue Sharing Agreement.

2.             Appointment.

2.1          Appointment.  Subject to the terms of this Agreement, the Company hereby appoints Representative as its nonexclusive representative to market and promote the Company products identified in Exhibit A (the “Company Products”) solely to Japanese Companies, and refer any potential customer of the Company Products to the Company.  Representative will not have the authority, express or implied, to make any commitment or incur any obligations on behalf of the Company other than making referrals as set forth in this Agreement.  Representative’s sole and exclusive remuneration for the activities performed pursuant to this Agreement shall be solely as provided in the Revenue Sharing Agreement.

2.2          Account Managers.  Each party will designate a single point of contact within its organization to manage the relationship established by this Agreement (“Account Manager”).  Either party may change its Account Manager by providing written notice to the other party.  The Account Managers will meet as necessary to discuss the business relationship and manage the activities contemplated by this Agreement.  Disputes that cannot be resolved by the Account Managers will be escalated to more senior executives for resolution.

2.3          Referral Submission.  When Representative identifies a prospective customer, Representative will submit a letter of referral to the Company’s Account Manager to register Representative’s referral for that customer’s account.  The letter of referral will include accurate and complete information regarding the prospective customer, including, at a minimum, name, address, city, state, zip, phone, and type of business.

2.4          No Obligation.  Nothing in this Agreement shall be deemed to obligate the Company to accept any referrals provided by Representative or to enter into any transactions with the entities referred to by Representative.  The Company reserves the right, in its sole discretion, to enter into any transactions with respect to the Company Products.

3.             Company’s Obligations.

3.1          Marketing Materials.  The Company may, at its own expense and discretion, provide Representative with marketing and technical information concerning the Company Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other product data.  The Company retains all right, title, and interest in and to all marketing materials that it provides to Representative under this Agreement.  Any goodwill in the Company’s trademarks resulting from Representative’s use of the Company’s marketing materials inures solely to the benefit of the Company and will not create any right, title, or interest for Representative in the Company’s trademarks.

3.2          Sales Training.  The Company may, at its discretion, provide Representative’s sales organization with sales training that includes: (a) a demonstration of the Company Products, (b) a summary of market and competitive positioning, (c) a discussion of the key features, benefits, and value to end customers of the Company Products, (d) marketing materials, and (e) any other beneficial information.  The Company and Representative will agree on the payment of any fees and expenses associated with any sales training.

3.3          Sales Support.  The Company may, at its discretion, provide Representative with the services of sales personnel, designated technical personnel, and designated account managers who are experienced and qualified to assist in providing marketing support for its products and services.

4.             Representative’s Obligations.

4.1          Reasonable Efforts.  Representative will use diligent efforts to market and promote the Company Products to Japanese Companies, to refer potential customers to the Company, and to develop revenue-generating opportunities for the Company Products in Japan.  Representative will ensure that its sales and marketing representatives are knowledgeable about the Company Products.

4.2          Assistance.  Representative will reasonably assist the Company in completing sales to accepted referrals.  Without limiting the foregoing, Representative will set up and attend meetings with referrals, provide the Company with detailed background on the identity of the referral and the representatives of the referral, and assist in preparing and presenting sales materials to referrals.

4.3          Business Practices.  When seeking customer referrals and otherwise performing under this Agreement, Representative will (a) not engage in any deceptive, misleading, illegal, or unethical practices; (b) not make any representations or warranties concerning the Company Products, except as set forth in printed marketing collateral or documentation furnished by the Company; and (c) comply with all applicable laws and regulations.  Representative will indemnify and defend the Company from and against all damages, liabilities, costs, and expenses, including attorneys’ and experts’ fees and expenses, that the Company may incur as the result of any action brought against the Company and arising out of the acts of Representative or its agents in breach of this Section 4.3.

4.4          Expense of Doing Business.  Representative will bear the entire cost, taxes, and expense of conducting its business in accordance with the terms of this Agreement.

4.5          Competing Products.  Representative will not refer any prospective customers to a provider or supplier of products that provides functionality that competes with or is similar to the functionality of the Company Products, except if the prospective customer expressly rejects Representative’s referral to the Company.

5.             Term; Termination.

5.1          Term.  This Agreement shall commence on the Effective Date and continue in full force for five (5) years thereafter, unless earlier terminated pursuant to the terms hereof.

5.2          Termination.  This Agreement may be terminated:

(a)            at any time by mutual written consent of the Company and Representative;

(b)            by either party upon thirty (30) days’ prior written notice, if the other party materially breaches this Agreement and fails to cure such breach to the terminating party’s reasonable satisfaction within such thirty (30) day period; or

(c)            by either party immediately upon written notice upon (a) the institution of any proceedings by or against the other party seeking relief, reorganization or arrangement under any laws relating to insolvency, which proceedings are not dismissed within sixty (60) days, (b) the assignment for the benefit of creditors, or the appointment of a receiver, liquidator or trustee, of the other party’s property or assets, or (iii) the liquidation, dissolution or winding up of the other party’s business.

5.3          Effect of Termination.  The following sections will survive any termination of this Agreement: Sections 6, 7, 8, and 9.

6.             Limited Warranty and Disclaimer.

6.1          Limited Warranty to End Users.  In its end user agreement for the Company Products, the Company may provide a limited warranty regarding the performance of the Company Products.  This warranty, and any warranties implied by law, will run directly from the Company to end users that accept the end user agreement.  The Company makes no warranties to Representative and will have no liability to Representative for any warranties made to end users.

6.2          WARRANTY DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER.  THE COMPANY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, AND TITLE.  THE COMPANY DOES NOT WARRANT AGAINST INTERFERENCE WITH THE ENJOYMENT OF THE COMPANY PRODUCTS OR AGAINST INFRINGEMENT.  THE COMPANY DOES NOT WARRANT THAT THE COMPANY PRODUCTS ARE ERROR-FREE OR THAT OPERATION OF THE COMPANY PRODUCTS WILL BE SECURE OR UNINTERRUPTED.  THE COMPANY MAKES NO WARRANTIES THAT IT WILL ENTER INTO ANY TRANSACTIONS WITH ENTITIES REFERRED BY THE REPRESENTATIVE OR THAT ANY PAYMENTS TO REPRESENTATIVE WILL RESULT UNDER THIS AGREEMENT OR THE REVENUE SHARING AGREEMENT WITH RESPECT TO SUCH REFERRALS.  REPRESENTATIVE WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY TO ANY OTHER THIRD PARTY.

7.             Confidentiality.

7.1          Definition.  “Confidential Information” means confidential or proprietary information disclosed by one party to the other that is in written, graphic, machine readable, or other tangible form and is marked “Confidential” or “Proprietary” or in some other manner to indicate its confidential nature.  Confidential Information may also include oral disclosures provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party within 30 days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

7.2          Exceptions.  Confidential Information will not include any information that (a) was publicly known and made generally available prior to the time of disclosure by the disclosing party, (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party, (c) is already in the possession of the receiving party at the time of disclosure, (d) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality, or (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

7.3          Non-Use and Non-Disclosure.  Each party will (a) treat as confidential all Confidential Information of the other party, (b) not disclose such Confidential Information to any third party, except on a “need to know” basis to third parties that have signed a non-disclosure agreement containing provisions substantially as protective as the terms of this Section provided that the disclosing party has obtained the written consent to such disclosure from the other party, and (c) will not use such Confidential Information except in connection with performing its obligations or exercising its rights under this Agreement. Each party is permitted to disclose the other party’s Confidential Information if required by law so long as the other party is given prompt written notice of such requirement prior to disclosure and assistance in obtaining an order protecting such information from public disclosure.

7.4          Confidentiality of Agreement.  Neither party to this Agreement will disclose the terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws.  Notwithstanding the above provisions, each party may disclose the terms of this Agreement (a) in connection with the requirements of a public offering or securities filing, (b) in confidence, to accountants, banks, and financing sources and their advisors, (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement, or (d) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

8.             Limitation of Liability.

8.1          Disclaimer of Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF SUCH PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

8.2          Cap on Liability.  UNDER NO CIRCUMSTANCES WILL EITHER PARTY’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE TO THAT PARTY UNDER THE REVENUE SHARING AGREEMENT.

9.             Miscellaneous Provisions.

9.1          Independent Contractors.  The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to act as an agent of or direct or control the day-to-day activities of the other.  Financial and other obligations associated with each party’s business are the sole responsibility of that party.

9.2          Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.  The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.  References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

9.3          Notices.  Any notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and:

(a)           If to the Company, addressed as follows:

308 Dorla Ct.
Zephyr Cove, NV 89448
Attention: Kendall Larsen, Chief Executive Officer
Facsimile: (775) 580-7527
E-mail: Kendall_Larsen@virnetx.com

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Bradley L. Finkelstein
E-mail: bfinkelstein@wsgr.com

(b)          If to Representative, at the Representative’s address set forth in the recitals to this Agreement.

A party may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

9.4          Severability.  If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.5          Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

9.6          Arbitration.  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including the breach, termination or validity hereof, shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”).  The arbitration shall be conducted in Hong Kong and in accordance with the HKIAC Administered Arbitration Rules in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties.  The arbitration shall be conducted in the English language.  The arbitration shall be conducted by three arbitrators.  Each party shall appoint one arbitrator and such two (2) arbitrators shall appoint a third arbitrator.  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief.  The parties agree that the arbitration shall be kept confidential, and that the costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for taxes.  Notwithstanding this Section 9.6 or any other provision to the contrary in this Agreement, neither party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

9.7          Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.8          Assignment.  Neither party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party; provided that either Party may freely assign this Agreement to a successor to all or substantially all of its relevant assets, whether by sale, merger, or otherwise, and shall provide written notice of such assignment to the other party at least thirty (30) days prior to the effective date of the assignment.  In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound by this Agreement by an assignee, no such assignment shall relieve any party assigning any interest pursuant to this Agreement from its obligations or liability pursuant to this Agreement.

9.9          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.10        Entire Agreement; Amendments.  This Agreement constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the parties.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VirnetX Holding Corporation		Public Intelligence Technology Associates, kk

Name:	Kendall Larsen	Name:	Eriya Unten
Title:	President & Chief Executive Officer	Title:	Executive Director
Signature:	/s/ Kendall Larsen	Signature:	/s/ Eriya Unten
Date:	10/18/2017	Date:	2017/Oct/18

EXHIBIT A

COMPANY PRODUCTS

Gabriel Collaboration Suite